EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 12 to Registration Statement No. 333-32268 on Form N-2 of our reports dated January 16, 2007 relating to the financial statements and financial highlights of Eaton Vance Prime Rate Reserves (the “Fund”) and Senior Debt Portfolio appearing in the Annual Report on Form N-CSR of the Fund for the year ended November 30, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Investment Advisory and Other Services-Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP

March 28, 2007 Boston, Massachusetts